Issuer Free Writing Prospectus Dated: December 30, 2024

Filed pursuant to Rule 433 of the Securities Act of 1933

Relating to Preliminary Prospectus Dated: December 23, 2024

Registration Statement No. 333-284042

Arrive AI has filed a registration statement with the SEC in connection with the direct listing of the company’s securities on Nasdaq; expects to trade as ARAI in 2025

INDIANAPOLIS – (December 30, 2024) – Arrive AI, an autonomous delivery solutions provider anchored by patented artificial intelligence (AI)-powered Arrive Points, today disclosed that details of its planned direct listing on the Nasdaq are now publicly available. The Fishers-based company expects to trade under the symbol “ARAI” subject to Nasdaq’s approval of its listing application, SEC clearance and the effectiveness of the company’s registration statement.

The company’s registration statement filed on December 23, 2024, is available on the SEC website, sec.gov.

“We have always been a very transparent company and are very pleased to have this information out and on the public record,” said Arrive CEO Dan O’Toole. “We are optimistic we’ll receive approval in a timely manner and be celebrating in New York with as many of our nearly 5,000 early investors as possible.”

In 2014, O’Toole secured his first patent for his concept of a smart mailbox capable of securely accepting packages delivered autonomously, beating similar filings from Amazon, the United States Postal Service, UPS, Walmart and others. Since then, he has built a robust, international team, made multiple iterations and acquired complementary technology to refine the device now known as an Arrive Point. The company has raised nearly $11 million, largely via crowdsourcing.

About Arrive AI: Arrive AI’s patented last mile (ALM) platform enables drone-based and human mail delivery to and from a physical smart mailbox, while providing tracking data, smart logistics alerts and advanced chain of custody controls to secure the last-mile delivery for all shippers, delivery services, and autonomous delivery networks. Learn more details about the company’s patents in the Registration Statement.

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Cautionary Note Regarding Forward Looking Statements

This news release and statements of Arrive AI’s management in connection with this news release or related events contain or may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements (including statements related to the closing, and the anticipated benefits to the Company, of the private placement described herein) related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “potential”, “will”, “should”, “could”, “would” ,”optimistic” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve significant known and unknown risks, uncertainties and other factors, which may be beyond our control. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Potential investors should review Arrive’s Registration Statement for more complete information, including the risk factors that may affect future results, which are available for review at www.sec.gov. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law. Investors may also request a copy of the Registration Statement by calling (463) 270-0092 or emailing Cheryl Reed at cheryl@arriveai.com.